                                                                   EXHIBIT 10.21

                      CHANGE IN CONTROL SEVERANCE AGREEMENT

         THIS AGREEMENT, dated as of September 2, 2002, is made by and between ZIMMER HOLDINGS, INC., a Delaware corporation (the "Company"), and Stephen Ooi (the "Executive"). The capitalized words and terms used throughout this Agreement are defined in Article XIII.

                                    RECITALS

         A. The Company considers it essential to the best interests of its shareholders to foster the continuous employment of key management personnel.

         B. The Board recognizes that, as is the case with many publicly held corporations, the possibility of a Change in Control exists and that such a possibility, and the uncertainty and questions that it may raise among management, may result in the departure or distraction of management personnel to the detriment of the Company and its shareholders.

         C. The Board has determined that appropriate steps should be taken to reinforce and encourage the continued attention and dedication of members of the Company's management, including the Executive, to their assigned duties without distraction in the face of potentially disturbing circumstances arising from the possibility of a Change in Control.

         D. The parties intend that no amount or benefit will be payable under this Agreement unless a termination of the Executive's employment with the Company occurs following a Change in Control or is deemed to have occurred following a Change in Control as provided in this Agreement.

                                    AGREEMENT

         In consideration of the premises and the mutual covenants and agreements set forth below, the Company and the Executive agree as follows:

                                                                               2
                                  ARTICLE I

                              TERM OF AGREEMENT

         This Agreement will commence on the date stated above and will continue in effect through December 31, 2003. Beginning on January 1, 2004, and each subsequent January 1, the term of this Agreement will automatically be extended for one additional year, unless either party gives the other party written notice not to extend this Agreement at least 30 days before the extension would otherwise become effective or unless a Change in Control occurs. If a Change in Control occurs during the term of this Agreement, this Agreement will continue in effect for a period of 24 months from the end of the month in which the Change in Control occurs. Notwithstanding the foregoing provisions of this Article, this Agreement will terminate on the Executive's Retirement Date.

                                   ARTICLE II

                   COMPENSATION OTHER THAN SEVERANCE PAYMENTS

         SECTION 2.01. Disability Benefits. Following a Change in Control and during the term of this Agreement, during any period that the Executive fails to perform the Executive's full-time duties with the Company as a result of Disability, the Executive will receive short-term and long-term disability benefits no less favorable than those provided under the terms of the Company's short-term and long-term disability plans as in effect immediately prior to the Change in Control, together with all other compensation and benefits payable to the Executive pursuant to the terms of any compensation or benefit plan, program, or arrangement maintained by the Company during the period of Disability.

         SECTION 2.02. Compensation Previously Earned. If the Executive's employment is terminated for any reason following a Change in Control and during the term of this Agreement, the Company will pay the Executive's salary accrued through the Date of Termination, at the rate in effect at the time the Notice of Termination is given, together with all other compensation and benefits payable to the Executive through the Date of Termination (including, without limitation, any incentive compensation amounts owed the Executive for a completed calendar year to the extent not yet paid) under the terms of any compensation or benefit plan, program, or arrangement maintained by the Company during that period.

         SECTION 2.03. Normal Post-Termination Compensation and Benefits. Except as provided in Section 3.01, if the Executive's employment is terminated for any reason following a Change in Control and during the term of this Agreement, the Company will pay the Executive the normal post-termination compensation and benefits payable to the Executive under the terms of the Company's retirement, insurance, and other compensation or benefit plans, programs, and arrangements, as in effect immediately prior to the Change in Control. This provision does not restrict the Company's right to amend, modify, or terminate any plan, program, or arrangement prior to a Change in Control.

         SECTION 2.04. No Duplication. Notwithstanding any other provision of this Agreement to the contrary, the Executive will not be entitled to duplicate benefits or compensation under this Agreement and the terms of any other plan, program, or arrangement maintained by the Company or any affiliate.

                                   ARTICLE III

                               SEVERANCE PAYMENTS

         SECTION 3.01. Payment Triggers.

         (a) In lieu of any other severance compensation or benefits to which the Executive may otherwise be entitled under any plan, program, policy, or arrangement of the

Company (and which the Executive hereby expressly waives), the Company will pay the Executive the Severance Payments described in Section 3.02 upon termination of the Executive's employment following a Change in Control and during the term of this Agreement, in addition to the payments and benefits described in Article II, unless the termination is (1) by the Company for Cause, (2) by reason of the Executive's death, or (3) by the Executive without Good Reason.

         (b) For purposes of this Section 3.01, the Executive's employment will be deemed to have been terminated following a Change in Control by the Company without Cause or by the Executive with Good Reason if (1) the Executive's employment is terminated without Cause prior to a Change in Control at the direction of a Person who has entered into an agreement with the Company, the consummation of which will constitute a Change in Control; or (2) the Executive terminates his employment with Good Reason prior to a Change in Control (determined by treating a Potential Change in Control as a Change in Control in applying the definition of Good Reason), if the circumstance or event that constitutes Good Reason occurs at the direction of such a Person.

         (c) The Severance Payments described in this Article III are subject to the conditions stated in Article VI.

         SECTION 3.02. Severance Payments. The following are the Severance Payments referenced in Section 3.01:

         (a) Lump Sum Severance Payment. In lieu of any further salary payments to the Executive for periods after the Dateof Termination, and in lieu of any severance benefits otherwise payable to the Executive, the Company will pay to the Executive a lump sum severance payment, in cash, equal to two (or, if less, the number of years, including fractions, from the Date of Termination until the Executive reaches his Retirement Date), times the sum of

(1) the higher of the Executive's annual base salary in effect immediately prior to the event or circumstance upon which the Notice of Termination is based or in effect immediately prior to the Change in Control, and (2) the amount of the Executive's target annual bonus entitlement under the Incentive Plan (or any other bonus plan of the Company then in effect) as in effect immediately prior to the event or circumstance giving rise to the Notice of Termination. If the Board determines that it is not workable to determine the amount that the Executive's target bonus would have been for the year in which the Notice of Termination was given, then, for purposes of this paragraph (a), the Executive's target annual bonus entitlement will be the amount of the largest aggregate annual bonus paid to the Executive with respect to the three years immediately prior to the year in which the Notice of Termination was given.

         (b) Incentive Compensation. Notwithstanding any provision of the Incentive Plan or any other compensation or incentive plans of the Company, the Company will pay to the Executive a lump sum amount, in cash, equal to the sum of (1) any incentive compensation that has been allocated or awarded to the Executive for a completed calendar year or other measuring period preceding the Date of Termination ( to the extent not payable pursuant to Section 2.02), and
(2) a pro rata portion (based on elapsed time) to the Date of Termination of the aggregate value of all contingent incentive compensation awards to the Executive for the current calendar year or other measuring period under the Incentive Plan, the Award Plan, or any other compensation or incentive plans of the Company, calculated as to each such plan using the Executive's annual target percentage under that plan for that year or other measuring period and as if all conditions for receiving that target award had been met.

         (c) Options and Restricted Shares. All outstanding Options will becomeimmediately vested and exercisable (to the extent not yet vested and exercisable as of the Date of

Termination). To the extent not otherwise provided under the written agreement evidencing the grant of any restricted Shares to the Executive, all outstanding Shares that have been granted to the Executive subject to restrictions that, as of the Date of Termination, have not yet lapsed will lapse automatically upon the Date of Termination, and the Executive will own those Shares free and clear of all such restrictions.

         (d) Additional Pension Benefit. In addition to the retirement benefitsto which the Executive is entitled under the Retirement Plan and BEP, or any successors to those plans, the Company will pay the Executive an additional amount under the BEP (or a successor plan) equal to the excess of (1) over (2), where (1) is the retirement pension (determined as a straight life annuity commencing on the Executive's Retirement Date) that the Executive would have accrued under the terms of the Retirement Plan and BEP (without regard to any amendment to the Retirement Plan or BEP that is made subsequent to a Change in Control and on or prior to the Date of Termination and that adversely affects in any manner the computation of the Executive's retirement benefits), determined as if the Executive (a) were fully vested under the Retirement Plan and the BEP, and (b) had accumulated (after the Date of Termination) 24 additional months of age and service credit under the Retirement Plan and the BEP at the higher of
(i) the Executive's highest annual rate of compensation (as compensation is defined for purposes of the BEP) in effect during the three years immediately preceding the Date of Termination, or (ii) the sum of the Executive's annual salary and target annual bonus in effect immediately prior to the Change in Control (but in no event will the Executive be deemed to have accumulated additional service credit in excess of the maximum permitted pursuant to the Retirement Plan and BEP); and (2) is the retirement pension (determined as a straight life annuity commencing on the Executive's Retirement Date) that the Executive had then accrued pursuant to the respective provisions of the Retirement Plan and BEP. This additional amount will be paid in the form and at the time or times that the relevant benefits are payable to the Executive under the BEP or any successor plan; provided, however, that if the transaction constituting the Change in Control has not been approved by the Board prior to its consummation, the actuarial equivalent of the additional benefits under this Section 3.02(d) will be paid in a cash lump sum. The Executive understands and acknowledges that the additional retirement benefit described in this Section 3.02(d) is payable entirely under the BEP, a nonqualified plan, and will not be subject to any special tax treatment applicable to benefits under the Retirement Plan and other tax-qualified plans.

         (e) Welfare Benefits. Except as otherwise provided in this Section 3.02(e), for a 24-month period after the Date of Termination, the Company will arrange to provide the Executive with life and health (including medical and dental) insurance benefits and perquisites substantially similar to those that the Executive is receiving immediately prior to the Notice of Termination (without giving effect to any reduction in those benefits subsequent to a Change in Control). Benefits and perquisites otherwise receivable by the Executive pursuant to this Section 3.02(e) will be reduced to the extent comparable benefits are actually received by or made available to the Executive without greater cost to him than as provided by the Company during the 24-month period following the Executive's termination of employment (and the Executive will report to the Company any such benefits actually received by or made available to the Executive).

         If, as of the Date of Termination, the Company reasonably determines that the continued life insurance coverage required by this Section 3.02(e) is not available from the Company's group insurance carrier, cannot be procured from another carrier, and cannot be provided on a self-insured basis without adverse tax consequences to the Executive or his death beneficiary, then, in lieu of continued life insurance coverage, the Company will pay the Executive a lump sum payment, in cash, equal to 24 times the full monthly premium payable to the Company's group insurance carrier for comparable coverage for an executive employee under the Company's group life insurance plan then in effect. If, as of the Date of Termination, the Company reasonably determines that the continued medical and dental coverage required by this Section 3.02(e) cannot be provided without violating applicable nondiscrimination requirements under the Code, then, in lieu of the continued medical and dental coverage, the Company will pay the Executive a lump sum payment, in cash, equal to 24 times the monthly premium then charged to qualified beneficiaries for full family COBRA continuation coverage under the Company's medical and dental plans.

         (f) Matching Contributions. In addition to the vested amounts, if any,to which the Executive is entitled under the Savings Plan as of the Date of Termination, the Company will pay the Executive a lump sum amount equal to the value of the unvested portion, if any, of the employer matching contributions (and attributable earnings) credited to the Executive under the Savings Plan.

         (g) Outplacement Services. The Company will provide the Executive withreasonable outplacement services consistent with past practices of the Company prior to the Change in Control or, if no past practice has been established prior to the Change in Control, consistent with the prevailing practice in the medical device manufacturing industry.

         SECTION 3.03. Gross-Up Payment.

         (a) In the event that any Severance Payments paid or payable to the Executive or for his benefit pursuant to the terms of this Agreement or otherwise in connection with a

Change in Control (" Total Payments") would be subject to any Excise Tax, then the Executive will be entitled to receive an additional payment (a "Gross-Up Payment") in an amount such that after the Executive's payment of all taxes (including any interest, penalties, additional tax, or similar items imposed with respect to the Gross-Up Payment and the Excise Tax), including any Excise Tax upon the Gross-Up Payment, the Executive retains an amount of the Gross-Up Payment equal to the Excise Tax imposed upon the Total Payments.

         (b) An initial determination as to whether a Gross-Up Payment is required pursuant to this Agreement and the amount of that Gross-Up Payment will be made at the Company's expense by an Accounting Firm selected by the Executive and reasonably acceptable to the Company. The Accounting Firm will provide its determination, together with detailed supporting calculations and documentation, to the Company and the Executive within 10 business days after the Date of Termination, or such other time as requested by the Company and the Executive. If the Accounting Firm determines that no Excise Tax is payable by the Executive with respect to the Payments, it will furnish the Executive with an opinion reasonably acceptable to the Executive that no Excise Tax will be imposed with respect to the Payments. Within 10 business days after the Accounting Firm delivers its determination to the Executive, the Executive will have the right to dispute the determination. The Gross-Up Payment, if any, as determined by the Accounting Firm in accordance with the preceding provisions of this Section, will be paid by the Company to the Executive within 5 business days of the receipt of the Accounting Firm's determination. The existence of a dispute will not in any way affect the Executive's right to receive the Gross-Up Payment in accordance with the determination. If there is no dispute, the determination will be final, binding, and conclusive upon the Company and the Executive. If there is a dispute, then the Company and the Executive will together select a second Accounting Firm, which will review the determination and the Executive's basis for the dispute and then render its own determination, which will be final, binding, and conclusive on the Company and the Executive. The Company will bear all costs associated with that determination, unless the determination is not greater than the initial determination, in which case all such costs will be borne by the Executive.

         (c) The value of any non-cash benefits or any deferred payment or benefit paid or payable to the Executive will be determined in accordance with the principles of Code section 280G(d)(3) and (4). For purposes of determining the amount of the Gross-Up Payment, the Executive will be deemed to pay federal income taxes at the highest marginal rate of federal income taxation in the calendar year in which the Gross-Up Payment is to be made and applicable state and local income taxes at the highest marginal rate of taxation in the state and locality of the Executive's residence on the Date of Termination, net of the maximum reduction in federal income taxes that would be obtained from deduction of those state and local taxes.

         (d) Notwithstanding anything contained in this Agreement to the contrary, in the event that, according to the Accounting
Firm'sdetermination, an Excise Tax will be imposed on the Total Payments, the Company will pay to the applicable government taxing authorities as Excise Tax withholding the amount of the Excise Tax that the Company has actually withheld from the Total Payments in accordance with applicable law.

         (e)      Notwithstandingthe preceding provisions of this
Section 3.03, the Company will not have anyobligation to make the Gross-Up Payment unless the value of the Total Payments exceeds 110% of the maximum amount of parachute payments that could be paid to the Executive without any imposition of golden parachute excise taxes under Code sections 280G and 4999 (the "110% Amount"). In that case, the value of the Total Payments will be reduced to the extent necessary so that, within the meaning of Code section 280G(b)(2)(A)(ii), the aggregate present value of the payments in the nature of compensation to (or for the benefit of) the Executive that are contingent on a Change in Control (with a Change in Control for this purpose being defined in terms of a "change" described in Code section 280G(b)(2)(A)(i) or (ii)), do not exceed 2.999 multiplied by the Base Amount. For this purpose, cash Severance Payments will be reduced first (if necessary, to zero), and all other, non-cash Severance Payments will be reduced next (if necessary, to zero). For purposes of the limitation described in the preceding sentence, the following will not be taken into account: (1) any portion of the Total Payments the receipt or enjoyment of which the Executive effectively waived in writing prior to the Date of Termination, and (2) any portion of the Total Payments that, in the opinion of the Accounting Firm, does not constitute a "parachute payment" within the meaning of Code section 280G(b)(2).

         (f) For purposes of this Section 3.03, the value of any non-cash benefit or any deferred payment orbenefit included in the Total Payments will be determined by the Accounting Firm in accordance with the principles of Code sections 280G(d)(3) and (4).

         SECTION 3.04. Time of Payment. Except as otherwise expressly provided in Section 3.02 or Section 3.03, payments provided for in those Sections will be made as follows:

         (a) No later than the fifth business day following the Date of Termination, the Company will pay to the Executive an estimate, as determined by the Company in good faith, of 90% of the minimum amount of the payments under Sections 3.02 and 3.03 to which the Executive is clearly entitled.

         (b) The Company will pay to the Executive the remainder of the payments due him under Sections 3.02 and 3.03 (together with interest at the rate provided in Code section 1274(b)(2)(B)) not later than the 30th business day after the Date of Termination.

         (c) At the time that payment is made under Section 3.04(b), the Company will provide the Executive with a written statement setting forth the manner in which all of the payments to him under this Agreement were calculated and the basis for the calculations including, without limitation, any opinions or other advice the Company received from auditors or consultants (other than legal counsel) with respect to the calculations (and any such opinions or advice that are in writing will be attached to the statement).

         SECTION 3.05. Attorneys Fees and Expenses. If the Executive finally prevails with respect to any good faith dispute between the Executive and the Company regarding the interpretation, terms, validity or enforcement of this Agreement (including any dispute as to the amount of any payment due under this Agreement), the Company will pay or reimburse the Executive for all reasonable attorneys fees and expenses incurred by the Executive in connection with that dispute. In addition, the Company will pay the reasonable legal fees and expenses incurred by the Executive in connection with any tax audit or proceeding to the extent attributable to the application of Code section 4999 to any payment or benefit provided under this Agreement and including, but not limited to, auditors' fees incurred in connection with the audit or proceeding. Payment of fees and expenses due under this Section will be made to the Executive within 15 business days after delivery of the Executive's written request for payment, accompanied by such evidence of fees and expenses incurred as the Company reasonably may require. With respect to fees and expenses incurred in connection with a good faith dispute, the Executive may not submit a request for payment or reimbursement until the dispute has been finally resolved (either by agreement or by an order or judgment that is not subject to appeal or with respect to which all appeals have been exhausted or waived).

                                   ARTICLE IV

                           TERMINATION OF EMPLOYMENT

         SECTION 4.01. Notice of Termination. After a Change in Control and during the term of this Agreement, any purported termination of the Executive's employment (other than by reason of death) will be communicated by a written Notice of Termination from one party to the other party in accordance with
Article VIII. The Notice of Termination will indicate the specific termination provision in this Agreement relied upon and will set forth in reasonable detail the facts and circumstances claimed to provide a basis for termination of the Executive's employment under the cited provision.

         SECTION 4.02. Date of Termination. Except as otherwise provided in 1Section 4.01, with respect to any purported termination of the Executive's employment after a Change in Control and during the term of this Agreement, the term "Date of Termination" will have the meaning set forth in this Section. If the Executive's employment is terminated for Disability, Date of Termination means thirty (30) days after Notice of Termination is given, provided that the Executive does not return to the full-time performance of the Executive's duties during that 30 day period. If the Executive's employment is terminated for any other reason, Date of Termination means the date specified in the Notice of Termination, which, in the case of a termination by the Company, cannot be less than 30 days (except in the case of a termination for Cause) and, in the case of a termination by the Executive, cannot be less than 15 days nor more than 60 days from the date on which the Notice of Termination is given.

                                    ARTICLE V

                                  NO MITIGATION

         The Company agrees that, if the Executive's employment by the Company is terminated during the term of this Agreement, the Executive is not required to seek other employment or to attempt in any way to reduce any amounts payable to the Executive by the Company pursuant to Article III. Further, the amount of any payment or benefit provided for in Article III (other than Section 3.02(e)) will not be reduced by any compensation earned by the Executive as the result of employment by another employer, by retirement benefits, by offset against any amount claimed to be owed by the Executive to the Company, or otherwise.

                                   ARTICLE VI

                            THE EXECUTIVE'S COVENANTS

         SECTION 6.01. Noncompetition Agreement. In consideration for this Agreement, the Executive will execute, concurrent with the execution of this Agreement, a noncompetition agreement in the form attached to this Agreement as Exhibit A.

         SECTION 6.02. Potential Change in Control. The Executive agrees that, subject to the terms and conditions of this Agreement, in the event of a Potential Change in Control during the term of this Agreement, the Executive will remain employed by the Company until the earliest of (a) a date that is six months from the date of the Potential Change of Control, (b) the date of a Change in Control, (c) the date on which the Executive terminates employment for Good Reason (determined by treating the Potential Change in Control as a Change in Control in applying the definition of Good Reason) or by reason of death, or
(d) the date the Company terminates the Executive's employment for any reason.

         SECTION 6.03. General Release. The Executive agrees that, notwithstanding any other provision of this Agreement, the Executive will not be eligible for any Severance Payments under this Agreement unless the Executive timely signs, and does not timely revoke, a General Release in substantially the form attached to this Agreement as Exhibit B. The Executive will be given 21 days to consider the terms of the General Release. The General Release will not become effective until seven days following the date the General Release is executed. If the Executive does not return the executed General Release to the Company by the end of the 21 day period, that failure will be deemed a refusal to sign, and the Executive will not be entitled to receive any Severance Payments under this Agreement. In certain circumstances, the 21 day period to consider the General Release may be extended to a 45 day period. The Executive will be advised in writing if the 45 day period is applicable. In the absence of such notice, the 21 day period applies.

                                   ARTICLE VII

                          SUCCESSORS; BINDING AGREEMENT

         SECTION 7.01. Obligation of Successors. In addition to any obligations imposed by law upon any successor to the Company, the Company will require any successor (whether direct or indirect, by purchase, merger, consolidation, or otherwise) to all or substantially all of the business and/or assets of the Company to expressly assume and agree to perform this Agreement in the same manner and to the same extent that the Company would be required to perform it if no succession had occurred. Failure of the Company to obtain such an assumption and agreement prior to the effectiveness of any such succession will be a breach of this Agreement and will entitle the Executive to compensation from the Company in the same amount and on the same terms as the Executive would be entitled to under this Agreement if the Executive were to terminate employment for Good Reason after a Change in Control, except that, for purposes of implementing the foregoing, the date on which the succession becomes effective will be deemed the Date of Termination.

         SECTION 7.02. Enforcement Rights of Others. This Agreement will inure to the benefit of and be enforceable by the Executive's personal or legal representatives, executors, administrators, successors, heirs, distributees, devisees, and legatees. If the Executive dies while any amount is still payable to the Executive under this Agreement, (other than amounts that, by their terms, terminate upon the Executive's death), then, unless otherwise provided in this Agreement, all such amounts will be paid in accordance with the terms of this Agreement to the executors, personal representatives, or administrators of the Executive's estate.

                                  ARTICLE VIII

                                     NOTICES

         For the purpose of this Agreement, notices and all other communications provided for in the Agreement will be in writing and will be deemed to have been duly given when delivered or mailed by United States registered mail, return receipt requested, postage prepaid, addressed to the respective addresses set forth below, or to such other address as either party may furnish to the other in writing in accordance with this Article VIII, except that notice of change of address will be effective only upon actual receipt:

         To the Company:

                  Zimmer Holdings, Inc.
                  345 East Main Street
                  Post Office Box 708
                  Warsaw, Indiana 46581-0708

                  To the Executive:
                  Stephen Ooi
                  315 Alexandra Road
                  #03-03 Performance Centre
                  Singapore 159944

                                   ARTICLE IX

                                  MISCELLANEOUS

         This Agreement will not be construed as creating an express or implied contract of employment and, except as otherwise agreed in writing between the Executive and the Company, the Executive will not have any right to be retained in the employ of the Company. No provision of this Agreement may be modified, waived, or discharged unless the waiver, modification, or discharge is agreed to in writing and signed by the Executive and an officer of the Company specifically designated by the Board. No waiver by either party at any time of any breach by the other party of, or compliance with, any condition or provision of this Agreement to be performed by the other party will be deemed a waiver of similar or dissimilar provisions or conditions at the same or at any other time. Neither party has made any agreements or representations, oral or otherwise, express or implied, with respect to the subject matter of this Agreement that are not expressly set forth in this Agreement. The validity, interpretation, construction, and performance of this Agreement will be governed by the laws of the State of Indiana. All references to sections of the Exchange Act or the Code will be deemed also to refer to any successor provisions to those sections. Any payments provided for under this Agreement will be paid net of any applicable withholding required under federal, state, or local law and any additional withholding to which the Executive has agreed. The obligations of the Company and the Executive under Articles III, IV, and VI will survive the expiration of the term of this Agreement.

                                    ARTICLE X

                                    VALIDITY

         The invalidity or unenforceability of any provision or this Agreement will not affect the validity or enforceability of any other provision of this Agreement, which will remain in full force and effect.

                                   ARTICLE XI

                                  COUNTERPARTS

         This Agreement may be executed in several counterparts, each of which will be deemed to be an original but all of which together will constitute one and the same instrument.

                                   ARTICLE XII

                       SETTLEMENT OF DISPUTES; ARBITRATION

         All claims by the Executive for benefits under this Agreement must be in writing and will be directed to and determined by the Board. Any denial by the Board of a claim for benefits under this Agreement will be delivered to the Executive in writing and will set forth the specific reasons for the denial and the specific provisions of this Agreement relied upon. The Board will afford a reasonable opportunity to the Executive for a review of the decision denying a claim and will further allow the Executive to appeal to the Board a decision of the Board within 60 days after notification by the Board that the Executive's claim has been denied. Any further dispute or controversy arising under or in connection with this Agreement will be settled exclusively by arbitration in Warsaw, Indiana in accordance with the rules of the American Arbitration Association then in effect. Judgment may be entered on the arbitrator's award in any court having jurisdiction. Each party will bear its own expenses in the arbitration for attorneys' fees, for its witnesses, and for other expenses of presenting its case. Other arbitration costs, including arbitrators' fees, administrative fees, and fees for records or transcripts, will be borne equally by the parties. Notwithstanding anything in this Article to the contrary, if the Executive prevails with respect to any dispute submitted to arbitration under this Article, the Company will reimburse or pay all reasonable legal fees andexpenses that the Executive incurred in connection with that dispute as required by Section 3.05.

                                  ARTICLE XIII

                                   DEFINITIONS

         For purposes of this Agreement, the following terms will have the meanings indicated below:

         (a) "Accounting Firm" means an accounting firm that is designated as one of the five largest accounting firms in the United States (which may include the Company's independent auditors).

         (b) "Award Plan" means the Zimmer Holdings, Inc. Stock Incentive Plan.

         (c) "Base Amount" has the meaning stated in Code section 280G(b)(3).

         (d) "Beneficial Owner" has the meaning stated in Rule 13d-3 under the Exchange Act.

         (e) "BEP" means the Benefit Equalization Plan of Zimmer Holdings, Inc. and Its Subsidiary or AffiliatedCorporations Participating in the Zimmer Holdings, Inc. Retirement Income Plan or the Zimmer Puerto Rico Retirement Income Plan.

         (f) "Board" means the Board of Directors of the Company.

         (g) "Cause" for termination by the Company of the Executive's employment, after any Change in Control, means (1) the willful and continued failure by the Executive to substantially perform the Executive's duties with the Company (other than any such failure resulting from the Executive's incapacity due to physical or mental illness or any such actual or anticipated failure after the issuance of a Notice of Termination for Good Reason by the Executive pursuant to Section 4.01) for a period of at least 30 consecutive days after a written demand for substantial performance is delivered to the Executive by the Board, which demand specifically identifies the manner in which the Board believes that the Executive has not substantially performed the Executive's duties; (2) the Executive willfully engages in conduct that is demonstrably and materially injurious to the Company or its subsidiaries, monetarily or otherwise; or (3) the Executive is convicted of, or has entered a plea of no contest to, a felony. For purposes of clauses (1) and (2) of this definition, no act, or failure to act, on the Executive's part will be deemed "willful" unless it is done, or omitted to be done, by the Executive not in good faith and without reasonable belief that the Executive's act, or failure to act, was in the best interest of the Company.

         (h) A "Change in Control" will be deemed to have occurred if any of the following events occur:

         (1) any Person is or becomes the Beneficial Owner, directly or indirectly, of securities of the Company (not including in the securities beneficially owned by that Person any securities acquired directly from the Company or its affiliates) representing 20% or more of the combined voting power of the Company's then outstanding securities; or

         (2) during any period of two consecutive years (not including any period prior to the execution of this Agreement), individuals who at the beginning of the period constitute the Board and any new director (other than a director designated by a Person who has entered into an agreement with the Company to effect a transaction described in clause (1), (3) or (4) of this paragraph whose election by the Board or nomination for election by the Company's stockholders was approved by a vote of at least two-thirds (2/3) of the directors then still in office who either were directors at the beginning of the period or whose election or nomination for election was previously approved), cease for any reason to constitute a majority of the Board; or

         (3) the shareholders of the Company approve a merger or consolidation of the Company with any other corporation, other than (A) a merger or consolidation that would result in the voting securities of the Company outstanding immediately prior to the merger or consolidation continuing to represent (either by remaining outstanding or by being converted into voting securities of the surviving entity), in combination with the ownership of any trustee or other fiduciary holding securities under an employee benefit plan of the Company, at least 75% of the combined voting power of the voting securities of the Company or the surviving entity outstanding immediately after the merger or consolidation; or (B) a merger or consolidation effected to implement a recapitalization of the Company (or similar transaction) in which no Person acquires more than 50% of the combined voting power of the Company's then outstanding securities; or

         (4) the shareholders of the Company approve a plan of complete liquidation of the Company or an agreement for the sale or disposition by the Company of all or substantially all the Company's assets.

Notwithstanding the foregoing, a Change in Control will not include any event, circumstance, or transaction occurring during the six-month period following a Potential Change in Control that results from the action of any entity or group that includes, is affiliated with, or is wholly or partly controlled by the Executive; provided, further, that such an action will not be taken into account for this purpose if it occurs within a six-month period following a Potential Change in Control resulting from the action of any entity or group that does not include the Executive.

         (i) "COBRA" means the continuation coverage provisions of the Consolidated Omnibus Budget Reconciliation Act of 1985, as amended.

         (j) "Code" means the Internal Revenue Code of 1986, as amended from time to time, and interpretative rules and regulations.

         (k) "Company" means Zimmer Holdings, Inc., a Delaware corporation, and any successor to its business and/or assets that assumes and agrees to perform this Agreement by operation of law, or otherwise (except in determining, under Section XIII(h), whether or not any Change in Control of the Company has occurred in connection with the succession).

         (l) "Company Shares" means shares of common stock of the Company or any equity securities into which those shares have been converted.

         (m) "Date of Termination" has the meaning stated in Section 4.02.

         (n) "Disability" has the meaning stated in the Company's short-term or long-term disability plan, as applicable, as in effect immediately prior to a Change in Control.

         (o) "Exchange Act" means the Securities Exchange Act of 1934, as amended from time to time, and interpretive rules and regulations.

         (p) "Excise Tax" means any excise tax imposed under Code Section 4999.

         (q) "Executive" means the individual named in the first paragraph of this

Agreement.

         (r) "General Release" has the meaning stated in Section 6.03.

         (s) "Good Reason" for termination by the Executive of the Executive's employment means the occurrence (without theExecutive's express written consent) of any one of the following acts by the Company, or failures by the Company to act, unless, in the case of any act or failure to act described in paragraph
(1), (4), (5), (6), or (7) below, the act or failure to act is corrected prior to the Date of Termination specified in the Executive's Notice of Termination:

                  (1) the assignment to the Executive of any duties inconsistent with the Executive's status as an executive officer of the Company or a substantial adverse alteration in the nature or status of the Executive's responsibilities from those in effect immediately prior to a Change in Control;

         (2) a reduction by the Company in the Executive's annual base salary as in effect on the date of this Agreement or as the same may be increased from time to time, or the level of the Executive's entitlement under the Incentive Plan as in effect on the date of this Agreement or as the same may be increased from time to time;

         (3) the Company's requiring the Executive to be based more than 50 miles from the Company's offices at which the Executive is based immediately prior to a Change in Control (except for required travel on the Company's business to an extent substantially consistent with the Executive's business travel obligations immediately prior to the Change in Control), or, in the event the Executive consents to any such relocation of his offices, the Company's failure to provide the Executive with all of the benefits of the Company's relocation policy as in operation immediately prior to the Change in Control;

         (4) the Company's failure, without the Executive's consent, to pay to the Executive any portion of the Executive's current compensation (which means, for purposes of this paragraph (4), the Executive's annual base salary as in effect on the date of this Agreement, or as it may be increased from time to time, and the awards earned pursuant to the Incentive Plan) or to pay to the Executive any portion of an installment of deferred compensation under any deferred compensation program of the Company, within seven days of the date the compensation is due;

         (5) the Company's failure to continue in effect any compensation plan in which the Executive participates immediately prior to a Change in Control, which plan is material to the Executive's total compensation, including, but not limited to, the Incentive Plan and the Award Plan or any substitute plans adopted prior to the Change in Control, unless an equitable arrangement (embodied in an ongoing substitute or alternative plan) has been made with respect to that plan, or the Company's failure to continue the Executive's participation in such a plan (or in a substitute or alternative plan) on a basis not materially less favorable, both in terms of the amount of benefits provided and the level of the Executive's participation relative to other participants, as existed at the time of the Change in Control;

         (6) the Company's failure to continue to provide the Executive with benefits substantially similar to those enjoyed by the Executive under any of the Company's pension (including, without limitation, the Company's Retirement Plan, the BEP, and the Company's Savings and Investment Program, including the Company's Benefit Equalization Plan for the Savings and Investment Program), life insurance, medical, health and accident, or disability plans in which the Executive was participating at the time of the Change in Control; the taking of any action by the Company that would directly or indirectly materially reduce any of those benefits or deprive the Executive of any material fringe benefit enjoyed by the Executive at the time of a Change in Control; or the Company's failure to provide the Executive with the number of paid vacation days to which the Executive is entitled on the basis of years of service with the Company in accordance with the Company's normal vacation policy in effect at the time of the Change in Control; or

         (7) any purported termination of the Executive's employment that is not effected pursuant to a Notice of Termination satisfying the requirements of Section 4.01; for purposes of this Agreement, no such purported termination will be effective.

         The Executive's right to terminate the Executive's employment for Good Reason will not be affected by the Executive's incapacity due to physical or mental illness. The Executive's continued employment will not constitute consent to, or a waiver of rights with respect to, any act or failure to act that constitutes Good Reason.

         Notwithstanding the foregoing, the occurrence of an event that would otherwise constitute Good Reason will cease to be an event constituting Good Reason if the Executive does not timely provide a Notice of Termination to the Company within 120 days of the date on which the Executive first becomes aware (or reasonably should have become aware) of the occurrence of that event.

         (t) "Gross-Up Payment" has the meaning stated in Section 3.03.

         (u) "Incentive Plan" means the Company's Executive Performance Incentive Plan.

         (v) "Notice of Termination" has the meaning stated in Section 4.01.

         (w) "Options" means options for Shares granted to the Executive under the Award Plan.

         (x) "Person" has the meaning stated in section 3(a)(9) of the Exchange Act, as modified and used in sections 13(d) and 14(d) of the Exchange Act; however, a Person will not include (1) the Company or any of its subsidiaries,
(2) a trustee or other fiduciary holding securities under an employee benefit plan of the Company or any of its subsidiaries, (3) an underwriter temporarily holding securities pursuant to an offering of those securities, or (4) a corporation owned, directly or indirectly, by the stockholders of the Company in substantially the same proportions as their ownership of stock of the Company.

         (y) "Potential Change in Control" will be deemed to have occurred if any one of the following events occur:

                  (1) the Company enters into an agreement, the consummation of which would result in the occurrence of a Change in Control;

                  (2) the Company or any Person publicly announces an intention to take or to consider taking actions that, if consummated, would constitute a Change in Control;

                  (3) any Person who is or becomes the Beneficial Owner, directly or indirectly, of securities of the Company representing 10% or more of the combined voting power of the Company's then outstanding securities, increases that Person's beneficial ownership of those securities by 5% or more over the percentage so owned by that Person on the date of this Agreement; or

                  (4) the Board adopts a resolution to the effect that, for purposes of this Agreement, a Potential Change in Control has occurred.

         (z) "Retirement Date" means the later of (1) the Executive's normal retirement date under the Retirement Plan and(2) another date for retirement by the Executive that has been approved by the Board at any time prior to a Change in Control.

         (aa) "Retirement Plan" means the Zimmer Holdings, Inc.
Retirement Income Plan.

         (bb) "Savings Plan" means the Zimmer Holdings, Inc. Savings and Investment Program, which, for purposes of this Agreement, will be deemed to include the Benefit Equalization Plan of Zimmer Holdings, Inc. and Its Subsidiary or Affiliated Corporations Participating in the Zimmer Holdings, Inc. Savings and Investment Program.

         (cc) "Severance Payments" means the payments described in
Section 3.02.

         (dd) "Shares" means shares of the common stock, $0.10 par value, of the Company.

         (ee) "Total Payments" has the meaning stated in Section
3.03(a).

       EXECUTIVE                 ZIMMER HOLDINGS, INC.

/s/ Stephen Ooi                  By:   /s/ David Dvorak
---------------                      ---------------------------------------
Stephen Ooi                          David Dvorak

                                     _______________________________________
                                     SVP, Corporate Affairs & General
                                     Counsel/Corporate Secretary